FRED MEYER, INC.  AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except ratio)

                                     1993       1994       1995       1996         1997
                                ---------   --------   --------   --------    ---------

 Income before taxes &
   extraordinary charge         $ 120,502   $ 11,561   $ 48,849   $ 94,428    $ 173,769
 Add fixed charges                 92,179     93,090    114,231    117,678      178,968
                                ---------   --------   --------   --------    ---------
 Earnings for computation
   purposes                       212,681    104,651    163,080    212,106      352,737
 Fixed charges (interest on
   debt, expensed or
   capitalized)                    93,868     95,610    117,860    117,799      179,512
                                ---------   --------   --------   --------    ---------
 Ratio of earnings to
   fixed charges                     2.27       1.09       1.38       1.80         1.96
                                =========   ========   ========   ========    =========